                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.  5    )*
                                         ------

                                BARRA, Inc.
         --------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
         --------------------------------------------------------------
                       (Title of Class of Securities)

                                068313-10-5
         --------------------------------------------------------------
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 4 Pages

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CUSIP No. 069313-10-5                 13G                 Page  2  of  5  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.

         Edward D. Baker

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
                                                              (a)  / /
                                                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

       United States of America

-------------------------------------------------------------------------------
  Number of                   (5) Sole Voting Power
    Shares                        1,033,950
 Beneficially                --------------------------------------------------
   Owned by                   (6) Shared Voting Power
     Each                         0
  Reporting                  --------------------------------------------------
    Person                    (7) Sole Dispositive Power
     With                         1,033,950
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,033,950

-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

     N/A

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     7.63%

-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN

-------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 4 Pages

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ITEM 1(a).  NAME OF ISSUER

            BARRA, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            2100 Milvia Street
            Berkeley, CA 94704

ITEM 2(a).  NAME OF PERSON(S) FILING

            Edward D. Baker III

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            395 Hampton Road, Piedmont CA 94611

ITEM 2(c).  CITIZENSHIP

            United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            Common Stock

ITEM 2(e).  CUSIP NUMBER

            068313-10-5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            N/A

ITEM 4.     OWNERSHIP

            The information required by this Item 4 is set forth on the cover page of this Schedule 13G in Items 5-11 and is incorporated herein by this reference. See Item 6 below.

                               Page 3 of 4 Pages

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The shares of Common Stock of BARRA, Inc. owned by the reporting person may be subject to community property laws where applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 11, 1998
                      ----------------------------------------
                                   (Date)

                            /s/ Edward D. Baker
                      ----------------------------------------
                                 (Signature)

                              Edward D. Baker III
                      ----------------------------------------
                                 (Name/Title)


                               Page 4 of 4 Pages